Exhibit 23.1


                    CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
TV Guide, Inc.:





     We consent to the incorporation by reference in the registration statements (No. 33-72272, No. 333-2866 and No. 333-2978) on Form S-8 of
TV Guide, Inc. (formerly United Video Satellite Group, Inc.) of (a) our report dated February 5, 1999, except for Note 16 as to which the date is March 1, 1999, relating to the consolidated balance sheets of TV Guide, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended, and the related financial statement schedule, and (b) our report dated March 1, 1999 relating to the supplemental consolidated balance sheets of TV Guide, Inc. as of December 31, 1998 and 1997, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended, which reports are included in the December 31, 1998 Annual Report on Form 10-K of TV Guide, Inc.

     The supplemental consolidated financial statements referred to above will become the historical consolidated financial statements of TV Guide, Inc. after financial statements covering the date of the Liberty Transaction (as defined in Note 2 to the supplemental consolidated financial statements) are issued.




                                     KPMG LLP


Tulsa, Oklahoma
March 31, 1999


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